CERTIFICATE OF MERGER OF ATE INVESTMENT, INC. A New Jersey Corporation INTO ATE II, INC. A Delaware Corporation, qualified to do business in New Jersey

TO:      Secretary of State
            State of New Jersey

            Pursuant to the pertinent provisions of Chapter 10 of the New Jersey Business Corporation Act, the undersigned corporations hereby execute the following Certificate of Merger.

ARTICLE I

            ATE Investment, Inc. ("ATE"), a corporation organized and existing under the laws of the State of New Jersey, shall be, and hereby is, merged with and into ATE II, Inc., a corporation organized and existing under the laws of the State of Delaware and ATE II, Inc. shall be the surviving corporation of the merger (hereinafter the "Surviving Corporation"). The name of the Surviving Corporation after the effective date of the merger shall be changed to ATE Investment, Inc.

ARTICLE II

            The Plan and Agreement of Merger embodied in Exhibit A hereto (the "Plan of Merger"), was approved by unanimous consent of all of the shareholders and directors of ATE on March 12th, 2002.

            The Plan and Agreement of Merger embodied in Exhibit A was approved by unanimous consent of all of the shareholders and directors of the Surviving Corporation on March 12th, 2002.

ARTICLE III
As to each corporation whose shareholders are entitled to vote , the number of shares entitled to vote is as follows:
Name of Corporation	Total Number of Shares Entitled to Vote	Total Number of Shares Voting in Favor
ATE Investment, Inc	100	100
ATE II, Inc.	100	100
ARTICLE IV

            As to both corporations, the Plan and Agreement of Merger was approved by unanimous written consent without a meeting of all shareholders and directors of each such corporation pursuant to the New Jersey Business Corporation Act and the Delaware General Corporation Law. No shares voted against the merger.

ARTIVLE V

            The laws of the State of Delaware, the jurisdiction under which the Surviving Corporation was organized, which are applicable to the merger in this Certificate of Merger, have been, or upon compliance with the applicable Delaware filing and recording requirements will have been, complied with.

ARTICLE VI
The Surviving Corporation hereby agrees that it may be served with process in the State of New Jersey in any proceeding for the enforcement of any obligation of ATE.
ARTICLE VII

            The merger shall take effect at 11:59p.m. on March 14, 2002.

            IN WITNESS WHEREOF, each of the undersigned corporations has caused this Certificate of Merger to be executed in its name by an authorized officer, as of the 12th day of March, 2002.

		ATE II, INC. /s/ John C. van Roden, Jr. By: John C. van Roden, Jr. Title: Senior Vice President ATE INVESTMENT, INC. /s/ John C. van Roden, Jr. By: John C. van Roden, Jr. Title: Senior Vice President
Exhibit A
PLAN AND AGREEMENT OF MERGER OF ATE INVESTMENT, INC. INTO ATE II, INC.

            PLAN AND AGREEMENT OF MERGER made this 12th day of March, 2002. between ATE Investment, Inc., a New Jersey corporation (hereinafter "ATE" or "Merging Corporation"), and ATE II, Inc. a Delaware corporation (hereinafter "ATEII" or "Surviving Corporation"). The following Agreement and Plan of Merger is adopted under the appropriate provisions of Section 14A:10-7(4) of the New Jersey Business Corporation Act and Section 252 of the General Corporation Law of the State of Delaware, pursuant to which ATE Investment, Inc., a New Jersey corporation, shall be merged into ATE II, Inc., a Delaware corporation and ATE II, Inc., a Delaware corporation shall be the surviving corporation.

            NOW THEREFORE, the parties hereto hereby agree as follows:

(a) The names of the corporations proposing to merge are ATE Investment, Inc., a New Jersey corporation and ATE II, Inc., a Delaware corporation. ATE shall merge, and hereby merges, with and into ATEII, and ATEII shall be, and hereby is, the surviving corporation of such merger.

(b) The laws of State of Delaware, the state under which the Surviving Corporation is organized, permit such merger, and the applicable provisions of the laws of said jurisdiction under which the Surviving Corporation is organized have been, or upon compliance with the filing and recording requirements will have been, complied with.

(c) The terms and conditions of the proposed merger are as follows:

This Plan and Agreement of Merger shall become effective immediately upon compliance with the laws of the States of Delaware and New Jersey and the time of such effectiveness is hereinafter referred to as the "Effective Date". As of the Effective Date, the separate existence and corporate organization of ATE, except insofar as it may be continued by operation of law, shall be terminated and it shall be merged with and into ATEII. As of Effective Date, ATEII shall be the surviving corporation of the merger and shall continue its corporate existence under the laws of the State of Delaware.

(d) The Method of converting the shares of the Merging Corporation into shares of the Surviving Corporation shall be as follows:

                         (i)       each share of ATE common stock issued to Atlantic Generation, Inc. and outstanding immediately prior to the Effective Date, shall receive one share of fully paid and non assessable Surviving Corporation common stock.

                         (ii)       each share of ATE common stock issued to Conectiv Solutions LLC and outstanding immediately prior to the Effective Date, shall be cancelled.

(e) Each share of ATEII common stock issued to Conectiv Solutions LLC and outstanding immediately prior to the Effective Date shall remain issued and outstanding common stock of the Surviving Corporation.

(f) The following additional provisions also apply to the proposed merger:

                         (i)       Article First of the existing Certificate of Incorporation of ATEII as of the Effective Date shall be amended so that the name of the Surviving Corporation thereafter shall be "ATE Investment, Inc.", and the existing Certificate of Incorporation of ATEII as of the Effective Date, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation following the Effective Date unless and until further amended or repealed in accordance with the provisions thereof and/or applicable law.

                         (ii)       the existing By-laws of ATEII on the Effective Date shall be the By-laws of the Surviving Corporation following the Effective Date, unless and until amended or repealed in accordance with the provisions thereof, the Certificate of Incorporation of ATEII, and/or applicable law.

                         (iii)       the existing directors and officers of ATEII on the Effective Date shall be the directors and officers, respectively, of the Surviving Corporation on and after the Effective Date until expiration of their current terms and until their successors are elected and qualified, or prior resignation, removal, or death, subject to the Certificate of Incorporation and By-laws of the Surviving Corporation and subsequent actions by stockholders and/or directors of the Surviving Corporation.

(g) ATEII is qualified to do business in the State of New Jersey. The registered agent for ATEII in the State of New Jersey is the Corporation Trust Company. The address of the Surviving Corporation's registered office in New Jersey is 820 Bear Tavern Road, West Trenton, County of Mercer, New Jersey, 08628.

(h) If at any time the Surviving Corporation shall consider or be advised that any acknowledgements or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to the Surviving Corporation any right title and interest held by the Merging Corporation held immediately prior to the Effective Date, the Merging Corporation and its proper officers and directors shall, and will, execute and deliver all such acknowledgements or assurances in law and do all things necessary or proper to acknowledge or confirm such right, title, or interest in the Surviving Corporation as shall be necessary to carry out the purposes of this Plan and Agreement of Merger, and the Surviving Corporation and the proper officers and directors thereof are fully authorized to take and all such action in the name of the Merging Corporation or otherwise. At and after the Effective Date, the Surviving Corporation shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers and franchises, both public and private and all of the property, real, personal and mixed of the each of the parties hereto; all debts due the Merging Corporation or whatever account shall be vested in the Surviving Corporation; all claims, demands, property, rights, privileges, powers and franchises and every other interest of either of the parties hereto shall be as effectively the property of the Surviving Corporation as they were of the respective parties hereto; the title to any real estate vested by deed or otherwise in the Merging Corporation shall not revert or be in any way impaired by reason of the merger, but shall be vested in the Surviving Corporation; all rights of creditors and all liens upon any property of either of the parties hereto shall be preserved unimpaired, limited in lien to the property affected by such lien as of the Effective Date; all debts, liabilities and duties of the respective parties hereto shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it, and the Surviving Corporation shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the merger.

IN WITNESS WHEREOF, each of the parties hereto, pursuant to authority granted by its board of directors, has caused this Plan and Agreement of Merger to be duly executed by an authorized officer.
	ATE II, Inc., a Delaware corporation By: /s/ John C. van Roden, Jr. John C. van Roden, Jr. ATE Investment, Inc., a New Jersey Corporation By: /s/ John C. van Roden, Jr. John C. van Roden, Jr.